                                                                    Exhibit 99.f

                            ROCKFORD CORPORATION


              CONVERTIBLE SUBORDINATED DEBENTURE PURCHASE AGREEMENT

                                   May 1, 1995

To the Purchasers of
Rockford Corporation
Convertible Subordinated Debentures
Identified on Exhibit A Below

Ladies and Gentlemen:

         The undersigned Rockford Corporation, an Arizona corporation (the "Company"), agrees with you as follows:

1.       PURCHASE AND SALE OF DEBENTURES.

         1.1 Authorization by the Company. The Company has authorized the issue and sale to you of its 8.5% Convertible Subordinated Debentures (the "Debentures"), with the terms and rights set forth in the form of the Debenture attached to this Agreement as Exhibit B. The Debentures will be in the total principal amount, and will be divided among you, as shown on Exhibit A.

         1.2 Agreement of Purchase and Sale. Subject to the terms and conditions of this Agreement, and on the basis of the representations and warranties set forth herein, the Company will sell to you and you will purchase from the Company, on the Closing Date, the principal amount of the Debentures set forth on Exhibit A at a price equal to the principal amount. The Debentures will be divided among you as set forth on Exhibit A.

         1.3 Closing of Purchase and Sale. The purchase and sale of the Debentures (the "Closing") will take place at the office of Lewis and Roca, 40 North Central Avenue, Phoenix, Arizona, on May 1, 1995 (or on another date if you and the Company agree in writing) (the "Closing Date"). On the Closing Date, the Company will deliver to you Debentures against payment of the purchase price by your certified or cashiers checks payable to the order of the Company or wire transfer of immediately available federal funds. The Debentures purchased by you will be evidenced by appropriate certificates issued to each of you, in definitive form as set forth in Exhibit B, divided among you as set forth in Exhibit B, and registered in your names or the names of your nominee or nominees.

2. REPRESENTATIONS AND WARRANTIES BY THE COMPANY. The Company represents and warrants to you as follows:

            2.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of Arizona. The Company has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now conducted and as proposed to be conducted. On the Closing Date the Company will be duly qualified or authorized to do business and in good standing in each jurisdiction where the character of the property owned or leased or the nature of the business transacted makes such qualification or authorization necessary. The Company has no subsidiaries or any direct or indirect interest (by way of stock ownership or otherwise) in any firm or business except as disclosed in Schedule 2.1. The Company has furnished you with certified copies of its Certificate of Incorporation and By-Laws, as amended to the date hereof.

            2.2 Capitalization. The Company's authorized and outstanding capital stock, and the outstanding securities convertible into the Company's capital stock, is as set forth in Schedule 2.2. All of the issued and outstanding shares of the Company's Common Stock are duly authorized, validly issued, fully paid and nonassessable. The Company has reserved the number of shares of its Common Stock shown on Exhibit A for issuance upon conversion of the Debentures. All outstanding shares of the Common Stock of the Company were issued in compliance with all applicable Federal and state securities or "blue sky" laws. There are in existence or contemplated no options, warrants, agreements or similar rights granted by the Company for the issue or sale by it of any securities, other than the transactions contemplated by this Agreement and the transactions disclosed in Schedule 2.2.

            2.3 Financial Position. The Company's Balance Sheets as at September 30, 1993 and 1994, and Statements of Income and Retained Earnings and of changes in Financial Position for its two fiscal years then ended, as audited by Ernst & Young LLP and in the form set forth in Schedule 2.3, are true and correct in all material respects as at such dates and for the periods then ended.

            2.4 Duly Issued. The shares of the Common Stock issuable upon conversion of the Debentures, upon such conversion, will be validly issued, fully paid and nonassessable.

            2.5 Authorization. The Company has duly authorized, executed and delivered this Agreement. This Agreement constitutes the valid and binding agreement of the Company, enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, moratorium and equitable principles applicable to creditors generally. The Company has full power and lawful authority to issue and sell the Debentures on the terms and conditions set forth in this Agreement and to issue the Common Stock issuable upon conversion of the Debentures.

            2.6 Compliance with Laws. The Company is in compliance with all laws, regulations and orders applicable to its business and properties, and has all necessary permits and licenses.

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
            2.7 Governmental Consents. Neither the execution and delivery of this Agreement, nor the performance of the terms or consummation of the transactions contemplated by the Company under this Agreement, require any consent, approval, authorization, or other order of any court, regulatory body, administrative agency, or other governmental body, or any filings pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state other than those obtained prior to and effective as of the Closing Date. Neither the Company nor any agent acting on its behalf has offered, or will offer, to sell (or has solicited or will solicit any offer to buy) the Debentures or any shares of the Common Stock of the Company issuable upon the conversion of the Debentures so as to require the registration of any of such securities under the Securities Act other than as contemplated by Article 4 of this Agreement. Based in part on your representations which are set forth in Article 3 of this Agreement, the offer, sale, and issuance of the Debentures pursuant to this Agreement and the shares of the Common Stock of the Company to be issued upon conversion of the Debentures are exempt from the registration requirements of the Securities Act.

  3. REPRESENTATIONS AND WARRANTIES OF PURCHASERS. You represent and warrant to the Company and to the other purchasers of the Debentures:

            3.1 Investment Representation. You are acquiring the Debentures, together with the shares of the Common Stock issuable upon the conversion of the Debentures, for your own account and not with a view to or for sale in connection with any distribution. You have no present intention of distributing the Debentures or the shares of the Common Stock issuable upon the conversion of the Debentures.

            3.2   Stock Not Registered.  You acknowledge that;

                  (a) neither the Debentures nor the shares of the Common Stock issuable upon conversion of the Debentures have been registered under the Securities Act or applicable state securities laws on the ground that the issuance to you is exempt from registration under the Securities Act;

                  (b) the Company's reliance on such exemption is predicated on your representations;

                  (c) the Debentures and shares of Common Stock must be held indefinitely unless the offer and sale are registered under the Securities Act, and applicable state securities laws, or an exemption from registration is available. In particular, you acknowledge that the Debentures, and any Common Stock issued on conversion, may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of such rule are met. Among the conditions for use of Rule 144 is the availability to the public of current information about the Company. Such information is not now available and the Company has no present plans to make such information available;

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
                  (d) in the absence of an effective registration statement covering the Debentures, or any Common Stock issued on conversion thereof, you will sell, transfer, or otherwise dispose of the Debentures, or any Common Stock issued on conversion, only in a manner consistent with your representations and then only in accordance with the provisions of Section 4.1 of this Agreement;

                  (e) any certificate representing the Debentures, and the shares of the Common Stock issuable upon conversion of the Debentures, will bear the legend set forth in
                           Section 4.2 and that the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, with respect to such shares or make appropriate notations to such effect in its own stock transfer records; and

                  (f) any certificate representing the Debentures, and the shares of the Common Stock issuable upon conversion of the Debentures, may bear any legends required by applicable state securities laws.

            3.3 Investment Experience. You (a) have such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of the purchase of the Debentures, (b) have a net worth significantly in excess of the amount of your investment in the Debentures and are able to bear the economic risk of the purchase of the Debentures, and (c) have had access to information with respect to the Company necessary to permit you to make an informed investment decision.

            3.4 Organization. On the date of this Agreement, and on the Closing Date, (a) if you are a corporation, you are duly organized and validly existing under the laws of your state of incorporation, you are and will be in good standing under such laws and you have the requisite corporate power and authority to enter into this Agreement, (b) if you are a general or limited partnership, you are and will be a general or limited partnership duly organized and validly existing under the laws of your state of formation, and you are and will be in good standing under such laws, and you have and will have all requisite partnership power and authority to enter into this Agreement, (c) you have duly authorized, executed and delivered this Agreement to the Company, and (4) upon execution and delivery by the Company, this Agreement constitutes your valid and binding agreement, enforceable in accordance with its terms. Enforceability of any agreement may be limited by bankruptcy, insolvency, moratorium and equitable principles applicable to creditors generally.

 4.      SECURITIES ACT AND RELATED MATTERS.

            4.1 Transfer Restrictions. You will not offer for sale, sell or transfer all or any part of the Debentures, or the shares of the Common Stock or other securities into which the Debentures are convertible, unless (1) the sale is registered under the Securities Act, and all other qualifications and proceedings required under other state or federal laws or regulations have been obtained or taken, or (2) an exemption from registration or qualification under the Securities Act and any applicable state securities or "blue sky" laws is available and the Company has received an opinion of counsel reasonably satisfactory to the Company that registration is not required.

            4.2 Legend on Certificate. Each certificate representing the Debentures, or any shares of the Common Stock or other securities issued upon conversion of the Debentures, will bear a legend in substantially the following form (unless the Company has received in the opinion of counsel reasonably satisfactory to the Company that a legend is not necessary):

                           "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF EFFECTIVE REGISTRATION STATEMENTS OR AN OPINION OF COUNSEL ACCEPTABLE TO THIS COMPANY THAT REGISTRATION IS NOT REQUIRED."

                  Each certificate will also bear any legends required by applicable state securities laws. In this Agreement "Restricted Security" means the Debentures and shares of the Common Stock or other securities issued upon conversion of the Debentures and represented by certificates bearing the legend set forth in this Section 4.2 and "Restricted Stock" means shares of Common Stock issued upon conversion of the Debentures and represented by certificates bearing the legend set forth in this Section 4.2.

            4.3   Registration Proposed by Company.

                  (a) Notice of Registration. If the Company proposes to register any of its securities under the Securities Act it will give written notice to every holder of a Restricted Security except that the Company need not give notice of (1) a registration solely to implement an employee benefit plan, (2) a transaction to which Rule 145 under the Securities Act is applicable, or
                           (3) a registration using any form that does not permit secondary sales of securities.

                  (b) Participation by Holders. If any holder of a Restricted Security delivers to the Company, within 30 days of the Company's notice to the holders, a notice stating the number of shares of Restricted Stock to be registered and the intended method of disposition, the Company will use its best efforts to register under the Securities Act the shares of Restricted Stock requested to be registered (1) in connection with the registrations of securities to be sold for the Company's account, (2) at its own expense to

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
                           the extent provided in Section 4.5, and (3) to the extent required to permit disposition in accordance with the intended method.

                 (c) Limitations on Company's Obligation. If the Company's proposed registration relates to an underwritten public offering by the Company, the Company is not required to register shares of Restricted Stock unless the requesting holders agree to include them in the underwriting. If the sole or managing underwriter of the offering determines that the aggregate number of shares of Restricted Stock included in the registration should be limited due to market conditions or the necessity of including shares to be sold for the account of the Company, then each holder who has requested that shares of Restricted Stock be included may sell only a prorata portion of shares of Restricted Stock.

            4.4   Registration Requested by Purchasers.

                  (a) Request for Registration. The holder or holders of 50% of the Restricted Securities may request that the Company register Restricted Stock at any time (1) before the Company gives written notice of its intention to register its securities under Section
                           4.3 (but only if the registration becomes effective within six months after the Company gives the notice) and (2) after the later of (i) May ___, 1997 or (ii) 12 months after the effective date of any prior registration statement covering shares of the Company's stock. In determining whether 50% of the holders of Restricted Securities have made a request, Restricted Stock and other securities issued upon conversion of the Debentures will be counted on the basis of the amount of Debentures from which they were converted.

                  (b) Content of Request. The request must state the number of shares of Restricted Stock to be registered and the intended method of disposition. The Company is not obligated to file a registration statement if the expected price to the public of the offering of Restricted Stock is less than $15,000,000.

                  (c) Required Registration. Upon receipt of a request that satisfies the requirements stated above, the Company will upon one occasion (1) promptly give written notice of the proposed registration to every other holder of Restricted Securities and (2) as expeditiously as possible (and in any event within 90 days) use its best efforts, at its own expense to the extent provided in Section 4.5, to effect registration under the Securities Act of

                           (i) the sale of the Restricted Stock which is the subject of the written request referred to above, and

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
\                           (ii)     all other Restricted Stock whose holders
                                    make written request for registration to the Company within 30 days after the Company gives them notice of the proposed registration all to the extent required to permit the disposition by the holders of the securities so registered. In connection with any registration, the Company will execute any required undertakings to file post-effective amendments.

                  (d) Limitations on Company's Obligation. The Company is not obligated under this Section 4.4 after (1) one registration, filed pursuant to any holder's request under this Section 4.4 (other than a delayed registration as described below), has become effective or (2) you and your permitted transferees hold less than 10% of the Restricted Securities initially issued and sold pursuant to this Agreement.

                  (e) Delay of Registration. If, within ten days after the Company receives a request for registration under subsection (a), the Company furnishes a certificate stating that the Company intends to file within 60 days a registration statement for an underwritten public offering of securities for the Company's account, then the Company is not obligated to file a registration under this Section 4.4 for six months from the date of the Company's certificate. The Company must make all reasonable efforts to cause the registration statement for the underwritten public offering to become effective as soon as reasonably practicable. The Company may invoke this subsection, and delay a registration requested under Section 4.4, only one time.

     4.5 Costs and Expenses. The Company will pay all its costs and expenses in connection with a registration of securities under Sections 4.3 or 4.4, including Federal and state registration and filing fees, printing expenses (including a reasonable number of preliminary and final prospectuses, post-effective amendments, and supplements requested by the holders of Restricted Stock), and the fees and disbursements of counsel, independent accountants, and other experts of the Company. The Company will not pay underwriter's discounts and commissions or the fees and disbursements of counsel, independent accountants, or other experts of the holders of Restricted Stock. The Company will use its best efforts to keep effective any registration for the period reasonably necessary to effect disposition in accordance with the intended methods described in the requests for registration. If the Company is requested or required to maintain the registration effective for more than six months the holders of securities who have requested that effectiveness be maintained, in order to continue with the distribution, will pay (in such proportions as they may agree upon) all out-of-pocket expenses of the Company incurred in maintaining effectiveness after the initial six-month period.

     4.6 Information. The holders of Restricted Stock covered by a registration statement under Sections 4.3 or 4.4 will furnish to the Company (in writing)

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
                  any information regarding them, Restricted Securities held by them, and the intended method of disposition of the Restricted Stock as the Company reasonably requests or as is required in connection with the registrations under Sections 4.3 or 4.4.

     4.7 Blue Sky Registrations. In any registration under this Section 4, the Company will use its best efforts to register or qualify the Restricted Stock for sale under the securities laws of those states in which registration or qualification is required, except that the Company is not required (a) to execute a general consent to service or (b) to qualify to do business in any state.

     4.8 Lockup Agreement. In connection with any registration of the Company's securities, upon request of the underwriters managing the offering, each holder of Restricted Securities will execute an agreement not to sell, make a short sale of, loan, grant an option for the purchase of, or otherwise dispose of any Restricted Stock (other than shares included in the registration or shares sold with the underwriters' prior written consent) for up to 90 days after the effective date of the registration.

     4.9 Transferability. If the requirements of Section 4.1 have been satisfied for the sale or transfer of a Restricted Security, the transferee will be entitled to the rights and benefits of, and will be subject to the requirements of, Sections 4.1 through 4.8.

5. COMPANY'S AFFIRMATIVE COVENANTS. The Company will comply with the following requirements unless holders of more than 50% of the outstanding Restricted Securities agree otherwise in writing. These requirements will terminate upon the earlier of (1) the closing date of an underwritten public offering of the Company's common stock pursuant to an effective registration statement under the Securities Act or (2) the date when less than 25% of the Restricted Securities are held by the original holders of the Debentures or their permitted transferees. These requirements may be amended by a written agreement between the Company and holders of more than 50% of the outstanding Restricted Securities. The financial covenants below are substantially the same as the covenants established in the revolving credit facility entered into between the Company and Norwest Business Credit, Inc. ("NBCI") as of May 1994; you agree that, upon any revision or refinancing of the Company's principal credit facility it is your intention to consent to the amendment of the financial covenants in this Agreement so that they are consistent with the terms of the new or revised credit facility.

     5.1 Reporting Requirements. The Company will deliver to you each of the following:
                  (a) Annual Financial Statements. No later than 90 days after the end of each Company fiscal year, audited financial statements including

                           (1) the Company's balance sheet as at the end of the fiscal year, and

                           (2) the related statements of income, retained earnings, and cash flows of the Company for the fiscal year.

                           The financial statements will be in reasonable detail and prepared in accordance with generally accepted accounting principles consistently applied. The financial statements will be accompanied by the unqualified opinion of independent public accountants selected by the Company and a certificate of the Company's chief financial officer stating (i) that the financial statements were prepared in accordance with generally accepted accounting principles consistently applied, (ii) whether such officer has knowledge of the occurrence of any default under this Agreement and, if so, a statement in reasonable detail of the nature of the default, and (iii) computations showing whether the Company is in compliance with the financial covenants set forth in this Agreement;

                  (b) Shareholder Information. Promptly upon their distribution, copies of all financial statements, reports and proxy statements the Company sends to its stockholders;

                  (c) SEC Filings. Promptly after their filing, copies of all regular and periodic financial reports the Company files with the Securities and Exchange Commission or any national securities exchange;

                  (d) Notice of Violations. Promptly upon knowledge thereof, notice of the Company's violation of any law, rule or regulation which could materially and adversely affect the Company's business or financial condition; and

                  (e) Other Information. From time to time, with reasonable promptness, all other materials, reports, records, or information relating to Company's financial condition, operations, or affairs as you may reasonably request.

     5.2 Books and Records. The Company will keep accurate books, records, and accounts of the Company's business and financial condition.

     5.3          Compliance with Laws; Environmental Indemnity.  The
                  Company will

                  (a) comply with the requirements of applicable laws and regulations whose violation would materially and adversely affect the Company's business or financial condition, and

                  (b) comply with all applicable Environmental Laws and obtain any permits, licenses, or approvals required by any such Environmental Laws. The Company will indemnify, defend, and hold you harmless from and against any claims, loss, or damage resulting from any past, present, or future existence, use, handling, storage, transportation, or disposal of any hazardous waste, hazardous substance, or toxic substance by the Company or on property owned, leased, or controlled by the Company. This indemnification agreement will survive the termination of this Agreement and payment of the indebtedness hereunder.


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
     5.4 Payment of Taxes and Other Claims. The Company will pay or discharge, when due,

                  (a) all taxes, assessments, and governmental charges levied or imposed upon it, upon its income or profits, or upon any properties belonging to it. Such amounts will be paid before the date when penalties attach thereto,

                  (b) all federal, state, and local taxes required to be withheld by it, and

                  (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Company.

                  The Company is not required to pay any tax, assessment, charge, or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

     5.5 Maintenance of Properties. The Company will maintain the properties used in its business in good condition, repair, and working order (normal wear and tear excepted). The Company will replace or repair worn, defective, or broken parts, but nothing in this section prevents the Company from discontinuing the operation and maintenance of any of its properties if such discontinuance is in its judgment desirable.

     5.6 Insurance. The Company will obtain and at all times maintain insurance with insurers believed by the Company to be responsible and reputable, in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Company operates.

     5.7 Preservation of Corporate Existence. The Company will preserve and maintain its corporate existence and all rights, privileges, and franchises necessary or desirable in the conduct of its business. The Company will conduct its business in an orderly, efficient, and regular manner.

     5.8 Book Net Worth. The Company will maintain on the last day of each quarter occurring in each of the periods set forth below, a Book Net Worth (as that term is defined in the Company's credit agreement with NBCI dated May 3, 1994) greater than or equal to the amount set forth opposite such period:

                           PERIOD                                      BOOK NET WORTH
                           ------                                      --------------
                  Through June 29, 1995                                ($2,650,000)
                  June 30, 1995 through September 29, 1995             ($1,000,000)
                  September 30, 1995 through December 30, 1995         ($  800,000)
                  December 31, 1995 through March 30, 1996             ($  900,000)
                  March 31, 1996 through June 29, 1996                 ($  400,000)
                  June 30, 1996 through September 29, 1996              $1,000,000

                           PERIOD                                      BOOK NET WORTH
                           ------                                      --------------
                  September 30, 1996 and thereafter                     $1,600,000

     5.9 Earnings Before Interest and Taxes. The Company will maintain on each date set forth below operating income (determined in accordance with generally accepted accounting principles but before any deduction for interest expenses and income taxes and calculated for the twelve months ending on such date) greater than or equal to the amount set forth opposite such date:

                          DATE                                                  EBIT
                          ----                                                  ----
                  June 30, 1995                                                 $3,600,000
                  September 30, 1995                                            $3,800,000
                  December 31, 1995                                             $3,800,000
                  March 31, 1996                                                $4,000,000
                  June 30, 1996                                                 $4,300,000
                  September 30, 1996 and each fiscal quarter                    $4,300,000
                           end thereafter

                  Interest Coverage. The Company will maintain on each date set forth below, the ratio of (i) the sum of its pre-tax net income, to (ii) interest expense (in each case determined in accordance with generally accepted accounting principles, and calculated for the twelve months ending on such date) greater than or equal to the ratio set forth opposite such date:

                          DATE                                                  RATIO
                          ----                                                  -----
                  June 30, 1995                                                 2.00 to 1
                  September 30, 1995                                            2.00 to 1
                  December 31, 1995                                             2.00 to 1
                  March 31, 1996                                                2.00 to 1
                  June 30, 1996                                                 2.00 to 1
                  September 30, 1996 and each fiscal quarter                    2.00 to 1
                           end thereafter

    5.10 Minimum Debt Service Coverage. The Company will maintain on each date set forth below, the ratio of (i) the sum of its after-tax net income, depreciation, and amortization expense and interest expense, to (ii) the sum of its interest, capital expenditures, and current maturities of long term debt (excluding as long term debt, the indebtedness of the Company to NBCI incurred pursuant to the credit agreement between Company and NBCI, or any replacement of such indebtedness) (in each case determined in accordance with generally accepted accounting principles, and calculated for the twelve months ending on such date) greater than or equal to the ratio set forth opposite such date:

                          DATE                                                  RATIO
                          ----                                                  -----
                  June 30, 1995                                                 1.50 to 1
                  September 30, 1995                                            1.50 to 1
                  December 31, 1995                                             1.50 to 1

                          DATE                                                  RATIO
                          ----                                                  -----
                  March 31, 1996                                                1.50 to 1
                  June 30, 1996                                                 1.50 to 1
                  September 30, 1996 and each fiscal quarter                    1.50 to 1
                           end thereafter

6. COMPANY'S NEGATIVE COVENANTS. The Company will comply with the following requirements unless holders of more than 50% of the outstanding Restricted Securities agree otherwise in writing. These requirements will terminate upon the earlier of (1) the closing date of an underwritten public offering of the Company's common stock pursuant to an effective registration statement under the Securities Act or (2) the date when less than 25% of the Restricted Securities are held by the original holders of the Debentures or their permitted transferees. These requirements may be amended by a written agreement between the Company and holders of more than 50% of the outstanding Restricted Securities.

         6.1 Dividends and Stock Repurchases. The Company will not declare or pay any dividends (other than dividends payable solely in stock of the Company) on any class of its stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or make any distribution in respect thereof, either directly or indirectly. If the Company becomes an S Corporation (with your consent and after first providing such supporting documentation as you may request) the Company may pay dividends equal to the amount of state and federal income tax which would be due for each shareholder with respect to income allocated to each shareholder as a result of the Company's status as an S Corporation at the highest marginal income tax rate for federal and state income tax purposes (after taking into account any deduction for state income taxes in calculating the federal income tax liability and for the state or states in which each shareholder is liable for income taxes).

         6.2 Sale or Transfer of Assets; Suspension of Business Operations. The Company will not sell, lease, assign, transfer, or otherwise dispose of (a) the stock of any domestic Subsidiary or (b) all or a substantial part of its assets to any other person (other than the sale of Inventory in the ordinary course of business) and will not liquidate, dissolve or suspend business operations. The Company will not transfer any material property without receipt of full and adequate consideration. This Agreement does not restrict any sale or other disposition of Company subsidiaries organized in connection with the Company's operations outside the United States.

         6.3 Accounting. The Company will not adopt any material change in accounting principles other than as required by generally accepted accounting principles. The Company will not adopt, permit or consent to any change in its fiscal year.

7. CONDITIONS OF OBLIGATION TO ISSUE AND SELL. The obligation of the Company to issue and sell the Debentures to you at the Closing is subject to the condition that the representations and warranties stated in Article 3 of this Agreement must be correct when made and as of the time of the Closing.

8. CONDITIONS OF OBLIGATION TO PURCHASE. Your obligation to purchase and pay for the Debentures at the Closing is subject to the following conditions:



     8.1 Representations and Warranties Correct. The representations and warranties contained in Article 2 of this Agreement must be correct when made and as of the time of the Closing.

     8.2 Performance. The Company must have performed and complied with all agreements and conditions contained in this Agreement and required to be performed or complied with by it prior to or at the Closing.

     8.3 Closing Certificate. The Company must have delivered to you a certificate, dated the Closing Date, certifying that the conditions specified in Sections 8.1 and 8.2 have been fulfilled.

     8.4 Directors and Officers. The persons named in Schedule 8.4 must have been duly elected to the respective positions of directors and officers of the Company as set forth in Schedule 8.4.

     8.5 Opinion of Counsel. The Company must have delivered to you the opinion of Lewis and Roca in substantially the form set forth in Schedule 8.5.

9.   MISCELLANEOUS.

     9.1 Expenses. The parties will each pay their own expenses incurred in connection with the purchase and sale of the Debentures.

     9.2 Survival of Representations and Warranties. All covenants, agreements, representations and warranties made in writing in this Agreement will survive the execution and delivery of this Agreement and the issuance, sale, and delivery of the Debentures.

     9.3 Binding Effect. All covenants, agreements, representations, and warranties in this Agreement bind, and inure to the benefit of, the respective heirs, legal representatives, successors, and assigns of the parties. The rights of any transferee of a Restricted Security, however, are subject to compliance with Section 4.1.

     9.4 Notices. All notices and other communications under this Agreement must be in writing. They will be deemed given and received when delivered or five days after deposit in the United States mail, first class postage prepaid, addressed to Company at:

                           648 South River Drive
                           Tempe, Arizona 85281
                           Attention:       President

                           with a copy to:

                           Lewis and Roca
                           40 North Central Avenue, Suite 1500
                           Phoenix, Arizona 85004
                           Attention:       Kevin Olson, Esq.

         and addressed to you at the address stated in Exhibit A. Any party may change the person, officer, or address to which notices and communications are to be sent to it by giving notice.

     9.5 Amendments and Waivers. Neither this Agreement nor any of its terms may be changed, waived, discharged, or terminated except in a writing signed by the Company and by holders of more than 50% of the outstanding Restricted Securities.

     9.6 Controlling Law. This Agreement is being executed and delivered, and the Debentures are being delivered, in Arizona and will be governed by the laws of Arizona.

     9.7 Counterparts. This Agreement may be executed in several counterparts and each counterpart, when executed and delivered and whether or not each counterpart is executed by all the parties, will constitute an original instrument. All the separate counterparts will together constitute this Agreement and are parts of the same instrument.

         If you are in agreement with the foregoing, please sign the form of acceptance appearing as part of the Subscription Agreement for purchase of the Debentures and return the same to the Company. This Agreement will become a binding agreement between you and the undersigned upon the Company's acceptance of your executed Subscription Agreement for the Debentures.

                                            Yours very truly,

                                            ROCKFORD CORPORATION



                                            By:/s/
                                               ---------------------------------
                                                          President


                                            Attest   /s/
                                                  ------------------------------
                                                       Assistant Secretary

                             "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF EFFECTIVE REGISTRATION STATEMENTS OR AN OPINION OF COUNSEL ACCEPTABLE TO THIS COMPANY THAT REGISTRATION IS NOT REQUIRED."


                              ROCKFORD CORPORATION

             8.5% CONVERTIBLE SUBORDINATED DEBENTURE DUE MAY 1, 2002

$1,760.00                                                            May 1, 1995

1. PAYMENT OF PRINCIPAL AND INTEREST. Rockford Corporation, an Arizona corporation (the "Company"), for value received, promises to pay to Mark Albers or transferee, (the "Holder") the principal amount of $1,760.00 on May 1, 2002 and to pay interest thereon at the rate of eight and one-half percent (8.5%) per annum. Interest will accrue from the date hereof and will be paid quarterly, on each January 15th, April 15th, July 15th, and October 15th hereafter (commencing on July 15, 1995) until the principal is fully paid. Interest will be paid on the basis of a 360-day year of twelve 30-day months.

2. REDEMPTION PRIOR TO MATURITY. Subject to the following conditions, the Company may, at its option, redeem all or part of this Debenture prior to maturity at a redemption price of par (plus any interest accrued but unpaid to the date fixed for redemption).

     2.1 Conditions. The Company may redeem this Debenture only after (a) the Company's Common Stock becomes publicly traded and trades at a bid or closing price at least equal to one hundred fifty percent (150%) of the then applicable Conversion Price of this Debenture for a period of 30 consecutive trading days or (b) the sale of all or substantially all of the Company's business and assets to, or the merger or consolidation of the Company with or into, any company whose stock is publicly traded and whose stock trades at a bid or closing price at least equal to one hundred fifty percent (150%) of the then applicable Conversion Price of this Debenture for a period of 30 consecutive trading days.

     2.2 Notice of Redemption. The Company must give notice of a redemption not less than thirty (30) days, but not more than ninety (90) days, before the date fixed for redemption. By the date fixed for redemption, the Holder must surrender this Debenture to the Company at its principal executive offices in exchange for payment therefor. Upon due tender of the redemption price by the Company, this Debenture will not be deemed to be outstanding for any purpose subsequent to the close of business on the date fixed for redemption.

3. SUBORDINATION AND PRIORITY. The indebtedness evidenced by this Debenture, including the principal and accrued interest, is expressly subordinate and subject in right of payment and upon liquidation to the prior payment in full of all "Senior Debt," whether now outstanding or hereafter created, incurred, assumed, or guaranteed.

         3.1 Definition of "Senior Debt". The term "Senior Debt" means the principal, premium (if any), and interest on (a) indebtedness (other than this Debenture or any previously subordinated debenture) of the Company evidenced by notes or similar obligations for money borrowed from or guaranteed to persons, firms, or corporations which engage in lending money, including, but without limitation, individuals, banks, trust companies, insurance companies and other financing institutions, and charitable trusts, pension trusts, and other investing entities or organizations, (b) indebtedness of the Company evidenced by notes or debentures issued under the provisions of an indenture or similar instrument between the Company and a bank or trust company, (c) the indebtedness of the Company evidenced by the Company's Senior Notes in an aggregate principal amount of $2,000,000 (due January 12, 1998) and $1,680,000 (due February 3, 1999), and (d)
                  indebtedness incurred, assumed or guaranteed by the Company in connection with the acquisition by it of any property or asset unless, in each case, by the terms of the instrument creating or evidencing the indebtedness it is expressly provided that such indebtedness is not superior in right of payment to this Debenture.

         3.2 Exclusions from Senior Debt. Senior Debt excludes, and the indebtedness evidenced by this Debenture is expressly senior and entitled to priority in payment and upon liquidation with respect to, all capital stock of the Company. Senior Debt excludes, and the indebtedness evidenced by this Debenture is expressly of equal priority in payment and upon liquidation with respect to, (a) indebtedness outstanding on the original issue date of this Debenture and convertible into shares of the Company's Common Stock and (b) any indebtedness issued after the date of this Debenture and convertible into shares of the Company's Common Stock.

4. EVENTS OF DEFAULT. An Event of Default will be deemed to occur upon the occurrence of any of the following events:

         4.1 Default in the payment of interest on this Debenture when it becomes due and payable, and continuance of such default for a period of ten (10) days after notice;

         4.2 Default in the payment of the principal of this Debenture when it becomes due and payable;

         4.3 Default by the Company under an acceleration prior to maturity of, or the failure to pay at maturity, any third party indebtedness of the Company aggregating $250,000 or more for a period of thirty (30) days after the same may become payable;

       4.4 The failure of the Company to comply, for a period of 30 days after notice of default, with any affirmative or negative covenant contained in the Purchase Agreement of even date herewith between the Company and the original Holder hereof;

       4.5 The failure of the Company to pay final judgments (not covered by insurance or then subject to any appeal) aggregating $500,000 or more for 30 days;

       4.6 The entry of a decree or order by a court having jurisdiction adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Company under the Federal Bankruptcy Act or any other applicable Federal or State law, or appointing a receiver, liquidator, assignee, trustee, or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 days; or

       4.7 The institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under Federal or State law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, or other similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

5. RIGHTS UPON DEFAULT; ACCELERATION OF INDEBTEDNESS. Upon the occurrence of an Event of Default:

       5.1 The entire outstanding balance of the Debenture, including the entire balance of principal and all accrued interest, will accelerate and become immediately due and payable upon written notice to the Company by the Holder; and

       5.2 The Company may not pay dividends or make distributions to holders of any class of its stock, or redeem or repurchase all or any part of any class of its stock.

6. CONVERSION OF DEBENTURE. This Debenture is convertible, at the option of the Holder, into shares of the Company's Common Stock on the following basis:

       6.1 Conversion Price. A conversion may be made, at any time before the close of business on the business day before the maturity or redemption date, at the rate of $10.50 per share, subject to adjustment as provided in this Debenture (the "Conversion Price"). The Company is not required to issue fractional shares of Common Stock or other capital stock upon conversion of this Debenture and, in lieu thereof, will pay a cash adjustment based upon the then current fair market value of the Common Stock as determined by the Board of Directors on the last business day before the date of conversion.

         6.2 Adjustment Based Upon Stock Dividends Combination of Shares or Recapitalization. The Conversion Price and the number of Shares will be adjusted if the Company, at any time after the original issuance of this Debenture,

                  (a)      pays a stock dividend on its Common Stock,

                  (b) subdivides its outstanding shares of Common Stock into a greater number of shares,

                  (c) combines its outstanding shares of Common Stock into a smaller number of shares,

                  (d) issues by reclassification of its shares of Common Stock any other special capital stock of the Company, or

                  (e) distributes to all holders of its Common Stock evidences of indebtedness or assets (excluding cash dividends) or rights or warrants to subscribe for Common Stock (other than those mentioned above).

                  On or after the occurrence of an event or events requiring adjustment of the Conversion Price, the Holder upon surrender of this Debenture for conversion will be entitled to receive the number of shares of Common Stock or other securities of the Company which the Holder would have owned or been entitled to receive had this Debenture been converted immediately before the happening of the event requiring adjustment of the Conversion Price.

         6.3 Adjustment Based Upon Stock Issuances. The Conversion Price will be adjusted if, at any time after the original issuance of this Debenture, the Company issues Common Stock, issues rights or warrants to subscribe for or purchase Common Stock, or issues securities convertible into or exchangeable for Common Stock at less than the Conversion Price. Upon the occurrence of an event or events requiring adjustment of the Conversion Price under this section the Conversion Price will be adjusted to be equal to the price of the new issue. An adjustment under this section will not increase the number of shares of Common Stock, or other securities, which the Holder will be entitled to receive upon surrender of this Debenture for conversion, but will only reduce the Conversion Price which the Holder must pay to acquire such Common Stock or other securities. Any amount of this Debenture not required to be used in a conversion, because of an adjustment of the Conversion Price under this section, must be paid by the Company to the Holder upon any redemption or upon maturity of this Debenture.

         6.4 Adjustment Based Upon Merger or Consolidation. In case of any consolidation or merger to which the Company is a party (other than a merger in which the Company is the surviving entity and which does not result in any reclassification of or change in the outstanding Common Stock of the Company) or in case of any sale or conveyance to another person, firm, or corporation of the property of the Company as an entirety or substantially as an entirety, the Holder will have the continuing right to convert this Debenture into the kind and amount of securities and property (including cash) receivable upon such consolidation, merger, sale, or conveyance by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before the consolidation, merger, sale, or conveyance.

         6.5 No Adjustment for Outstanding Conversion and Option Rights and Certain Other Securities. Notwithstanding any other section of this Agreement, no adjustment of the Conversion Price will be made upon the issuance by the Company of

                  (a) Common Stock upon conversion or exchange of securities convertible or exchangeable into Common Stock and outstanding on or before the date of this Debenture,

                  (b) Common Stock upon exercise of any employee's stock option outstanding on or before the date of this Debenture, or

                  (c) Common Stock or securities convertible into Common Stock, not amounting to more than 10% of the Company's issued and outstanding Common Stock, issued after the date of this Debenture pursuant to an employee benefit plan of the Company.

         6.6 Exercise of Conversion Privilege. The Conversion Privilege is exercisable by the Holder upon written notice to the Company (or its successor) and the surrender of this Debenture in exchange for the number of shares of Common Stock (or other securities and property, including cash, in the event of an adjustment of the Conversion Price) into which this Debenture is convertible based upon the Conversion Price. Conversion rights will expire at the close of business on the business day before the maturity or redemption date.

7. CORPORATE STATUS OF SHARES TO BE ISSUED. All shares of the Company's Common Stock (or other securities in the event of an adjustment of the Conversion Price) issued upon the conversion of this Debenture will, upon issuance, be fully paid and nonassessable.

8. ISSUANCE OF STOCK CERTIFICATE. Upon conversion of this Debenture, the Company will forthwith issue to the Holder a certificate or certificates representing the number of shares of its Common Stock (or other securities in the event of an adjustment of the Conversion Price) to which the conversion relates.

9. STATUS OF HOLDER OF DEBENTURE. This Debenture does not entitle the Holder to any voting rights or other rights as a shareholder of the Company. No dividends are payable or accrue in respect of this Debenture, or the securities issuable upon conversion, unless and until this Debenture is converted. Upon the conversion of this Debenture, the Holder will (to the extent permitted by law) be deemed to be the holder of record of the shares of

                  Common Stock issuable upon conversion, notwithstanding that the stock transfer books of the Company are then closed or that the certificates representing the shares of Common Stock are not then actually delivered.

10. LOSS OR DESTRUCTION OF DEBENTURE. The Company will execute and deliver a new debenture of like tenor and date upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction, or mutilation of this Debenture and (a) in the case of loss, theft, or destruction, of an indemnity by the Holder, (b) in case of any transfer, upon such terms as are satisfactory to the Company, or (c) in the case of mutilation, upon surrender and cancellation of this Debenture.

11. RESERVATION OF SHARES. The Company will reserve out of its authorized shares of Common Stock (and other securities in the event of an adjustment of the Conversion Price) a number of shares sufficient to enable it to comply with its obligation to issue shares of Common Stock (and other securities in the event of an adjustment of the Conversion Price) upon the conversion of this Debenture.

12.      STATUS UNDER SECURITIES LAWS.

         12.1 No Registration. This Debenture has not been, and the securities issuable upon conversion hereof will not be, registered under the Securities Act of 1933 (the "1933 Act"), the Arizona Securities Act (the "Arizona Act") or the securities laws of any other jurisdiction. This Debenture, and such securities, must be held indefinitely without any transfer, sale, or other disposition unless (a) subsequently registered under the 1933 Act, the Arizona Act and the securities laws of any other applicable jurisdiction or (b) in the opinion of counsel acceptable to the Company, registration is not required under such Acts or laws.

         12.2 Legend. There will be endorsed on this Debenture, and on the certificates evidencing any securities issued upon the conversion of this Debenture, a legend substantially to the following effect:


                             "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAW OF ANY STATE. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF EFFECTIVE REGISTRATION STATEMENTS OR AN OPINION OF COUNSEL ACCEPTABLE TO THIS COMPANY THAT REGISTRATION IS NOT REQUIRED."

         12.3 Restriction on Other Securities. Except in certain limited circumstances, the restrictions on the transfer of this Debenture will also apply to (a) securities issued upon conversion of this Debenture and (b) shares of capital stock or other securities issued or otherwise acquired on account of the Debenture (or securities issued upon conversion of the Debenture) including, without limitation, shares and securities issued or acquired as a result of a stock dividend, stock split or exchange, or any distribution of shares or securities pursuant to any corporate reorganization, reclassification, or similar event.

         12.4 Refusal to Transfer. The Company may refuse to effect a transfer, sale or other disposition of this Debenture, or the shares issuable upon conversion, by the Holder or its successors or assigns otherwise than as expressly permitted by this Debenture.

13.      MISCELLANEOUS.

         13.1 Purchase Agreement. This Debenture, and the indebtedness evidenced hereby, is issued and incurred subject to the terms of the Purchase Agreement between the Company and the original Holder, the terms and conditions of which are binding upon any subsequent Holder or transferee of this Debenture.

         13.2 Governing Law. This Debenture, and all questions relating to its validity, interpretation, performance, and enforcement is governed by and will be construed in accordance with the laws of Arizona, notwithstanding any Arizona or other conflict-of-law provisions to the contrary.

         13.3 Binding Nature of Debenture. This Debenture is binding upon any successors and assigns of the Company and will inure to the benefit of the Holder and its successors and assigns, except that the Holder may not assign or transfer its rights under this Debenture otherwise than by gift or bequest, by operation of law, or as expressly permitted by this Debenture.

         13.4 Notices. All notices and other communications under this Debenture must be in writing and will be deemed given and received when delivered or five days after they are deposited in the United States mails, first class postage prepaid addressed as set forth in the Purchase Agreement. Either party may alter the person, office or address to which communications or copies are to be sent by giving notice.

         13.5 Amendment and Waivers. Neither this Agreement nor any of its terms may be changed, waived, discharged, or terminated except in a writing signed by the Company and by holders of more than 50% of the outstanding Restricted Securities (as that term is defined in the Purchase Agreement).

14. EXECUTION DATE. The Company has caused this Debenture to be duly executed on the date written above.


                                          ROCKFORD CORPORATION


                                          By:/s/
                                             -----------------------------------
                                                        President

                                          Attest:/s/
                                                 -------------------------------
                                                        Secretary